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                                                                      EXHIBIT 14

                                 ETHICS AT WORK

                             IONICS' CODE OF CONDUCT

TO:   IONICS WORLDWIDE EMPLOYEES

I am pleased to provide you with the attached Ionics' Code of Conduct. Its purpose is to help you:

1.       uphold the Company's reputation of integrity and ethical conduct, and

2. protect your own good name as an honest and upright member of the Ionics team.

The Company's reputation for ethical conduct has been built on the efforts of its many employees for half a century. Although Ionics' good name is one of our most valuable assets, it is also one of the most difficult to protect because it requires the vigilance of every individual. We must each ensure that our conduct every day is legal and ethical, and be on constant alert not to compromise the interests or reputation of the Company.

We all share the benefit of Ionics' long-standing tradition of integrity and fairness. Let us each in turn share the ongoing responsibility of upholding that tradition. I urge you to read the attached materials carefully.

Sincerely,

Douglas R. Brown
Chief Executive Officer

                                 ETHICS AT WORK
                             IONICS' CODE OF CONDUCT

                                TABLE OF CONTENTS

Message from the CEO

Our Ethics at Work ........................................................    3
Fair Dealing ..............................................................    3
Quality of Products and Services ..........................................    4
Conflicts of Interest .....................................................    4
Outside Activities ........................................................    5
Gifts and Loans ...........................................................    5
Trading in Ionics Stock ...................................................    6
Protecting Company Information ............................................    6
Corporate Opportunities ...................................................    7
Safeguarding Company Property .............................................    7
Intellectual Property Rights ..............................................    8
Software Copyrights and Licenses ..........................................    8
Accurate Books, Records and Information ...................................    8
Compliance with Applicable Law ............................................    9
Compliance With Securities Laws ...........................................    9
Illegal and Improper Payments .............................................   10
Antitrust and Fair Competition ............................................   11
Export Restrictions .......................................................   11
Political Activities and Contributions ....................................   12
Boycott Requests ..........................................................   13
Fair Employment Practices .................................................   13
Health, Safety and the Environment ........................................   14
Getting Help ..............................................................   14
Reporting Violations ......................................................   14
Prohibitions Against Retaliation ..........................................   15
Disciplinary Action .......................................................   16
Waivers ...................................................................   16

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OUR ETHICS AT WORK

Ionics' Code of Conduct is a practical guide to help Ionics employees, managers, officers and directors understand and adhere to the standards of ethical and legal conduct expected by our customers, fellow employees, shareholders, suppliers, and the communities in which we do business. The Code of Conduct is designed to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (ii) full, fair, accurate, timely and understandable disclosure in the Company's filings with the Securities and Exchange Commission and in its other public communications; and
(iii) compliance with all applicable laws.

Please read the Code of Conduct carefully, and ask questions about any areas you do not understand. Then keep it handy for use as a reference next time you have a question about the ethics of a particular situation. The Code of Conduct discusses the types of situations most likely to be encountered in a company like Ionics. However, since it cannot address all situations that may involve ethical or legal issues, you are encouraged to apply the "smell test" and to seek advice from your supervisor or our General Counsel anytime a situation doesn't smell right.

Please keep in mind that the right course of conduct is not always clear. Sometimes surrounding circumstances cloud what is the "right" thing to do. In such circumstances, it is the responsibility of each of us as individuals to get whatever help we need before we take any action that could compromise our personal integrity or the integrity of the Company. See "GETTING HELP."

Ionics' Code of Conduct applies not only to Ionics, Incorporated, but also to its subsidiaries and to any affiliates in which Ionics has sufficient control to effect its implementation. Employees, managers, officers and directors of Ionics and all of these subsidiaries and affiliates are expected to adhere to Ionics' Code of Conduct and to comply with all applicable governmental laws, rules and regulations. Managers are responsible for compliance by business groups within their area of responsibility.

In addition to being responsible for our own conduct, we also have a responsibility to deter wrongdoing within the Company. This means that we have a responsibility to the Company and its stockholders and employees to report any conduct of others which appears to violate Ionics' Code of Conduct. The failure to report a violation is itself a violation of the Code of Conduct which could result in disciplinary action. See "REPORTING VIOLATIONS."

FAIR DEALING

It is Ionics' policy that each employee, officer and director of Ionics should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No person should take unfair advantage of anyone through manipulation, concealment, misuse of privileged information, misrepresentation of material facts, or any other unfair practice in dealing with others.

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QUALITY OF PRODUCTS AND SERVICES

Each of us is personally responsible for the quality of our work. Quality is critical when it comes to the products and services we deliver to Ionics' customers. Quality is also important in the performance of tasks we undertake for each other. Quality involves doing our jobs right. It also involves being honest and considerate to others--our coworkers as well as our customers and other external contacts. In dealing with customers, we must be honest about what the Company can deliver, and then we must deliver what we promise in terms of design, performance, quantity, quality and schedule.

Despite our best efforts, we occasionally make mistakes or discover mistakes in the work of others that could compromise the quality of our products and services or have a detrimental effect on other aspects of our business. It is the responsibility of each of us to point out any problems or faulty work promptly to our supervisors and to cooperate in the Company's efforts to remedy them.

CONFLICTS OF INTEREST

No employee, officer or director shall make a decision or take any action on behalf of Ionics in a transaction in which the employee or a family member or close associate has an interest, except with the consent of the Company after full disclosure. A conflict of interest occurs when an individual's private interest interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform work on behalf of the Company objectively and effectively. Such a situation represents a conflict of interest, due to the potential motivation for the employee, officer, or director to act in a way that is not in the Company's best interest. Examples of conflicts of interest include:

-    selling Ionics products to a company in which you own a significant share

- making a decision for Ionics to lease a building owned by "your brother-in-law"

- deciding that Ionics should not bid on a project your best friend is competing for

- Obtaining an Ionics guaranty of an obligation of yours, or of a family member, a close associate, or an entity in which you have an economic interest.

If you find yourself in a situation that represents an actual or potential conflict of interest, you should protect yourself and the Company by promptly disclosing the situation to your supervisor or our General Counsel. The supervisor or General Counsel, after obtaining appropriate information or advice, will let you know whether you can proceed to act on behalf of the Company, or whether you should withdraw yourself from the process and let someone else handle the matter. Alternatively, the Company may ask an employee to terminate or otherwise eliminate a conflicting interest or to accept a reassignment of responsibilities in order to eliminate potential conflicts of interest.

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OUTSIDE ACTIVITIES

Employees are prohibited from engaging in employment or other activities outside the Company which would:

-    materially encroach on your duties to the Company

-    adversely affect the quality of your work

-    compete with the Company's activities

-    involve any significant use of Company equipment, supplies or facilities

- imply sponsorship or support by Ionics of the outside employment or organization

-    adversely affect the reputation of Ionics or its affiliates.

GIFTS AND LOANS

No employee or family member may solicit or accept a gift or loan from any company, person or other source if it could reasonably be construed as an inducement for the employee to act other than in the Company's best interest. The term "gift" should be construed broadly to include presents, loans, entertainment, services, and other things of value. The following guidelines are meant to accommodate customary business gifts and entertainment that are reasonable forms of advertisement, publicity, or sales promotions.

- Cash, gift certificates, and other cash equivalents shall never be accepted.

- No gift with a value exceeding $100 from any one source (direct or indirect) may be accepted without the written approval of the employee's direct supervisor or more senior manager. The only exception to this guideline is a gift in the nature of meals, entertainment and travel that do not extend for more than one day.

The Company's Chief Executive Officer or Chief Financial Officer or a subsidiary president may on occasion approve the acceptance of a gift that does not fall within the above guidelines. Every effort should be made to get approval in advance of accepting a gift. If prior approval is not feasible, the employee should report the gift promptly upon receipt. The Company may require that the gift be returned or disposed of in some other way or, in the case of meals and entertainment, may require the employee to pay the Company their fair value.

Many other companies have policies that limit the acceptance of gifts and entertainment by their employees. Ionics employees should not knowingly offer gifts or entertainment that violate other companies' policies, and in offering gifts should be guided by Ionics' own policy. You must not offer any entertainment, meals or gifts to "procurement officials" of the U.S. Government. Entertainment, meals or gifts provided to other U.S. Government officials or employees must be of nominal value and must comply with the policies of the agency they represent.

See also the Code of Conduct section entitled Illegal and Improper Payments, and Ionics' Policy on Business Practice (Standard Practice Instruction A-10R7).

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TRADING IN IONICS STOCK

Many employees at Ionics regularly or occasionally have access to information about the Company that is not generally available to the public and that a reasonably prudent investor would want to know in deciding whether to buy, sell or hold Ionics stock. Such information is commonly referred to as "inside information." Information is no longer considered "inside" information once it has become generally available to the public, such as through a filing with the Securities and Exchange Commission (SEC) or a press release. Not only must the information be publicly disclosed prior to trading, but also an adequate amount of time must have elapsed for the market as a whole to digest the information. The Company recommends that you wait at least two full business days after public disclosure before engaging in any trading.

Examples of the type of information that could be considered inside information include:

-    a proposed or pending merger, acquisition or joint venture

-    the award or loss of an important contract

-    earnings or forecasted earnings

-    the threat of a lawsuit, or developments in an existing lawsuit

-    major changes in personnel or business direction.

If you are unsure whether certain information would be considered "inside information," please check with Ionics' Chief Financial Officer or General Counsel.

Employees are prohibited from buying or selling Ionics stock any time they have inside information. The prohibition against trading does not apply to stock acquired under an Ionics employee benefit plan or the exercise of a Company stock option, but it does apply to related sales in the market. Buying or selling stock when you have inside information, or giving inside information to someone else who uses it in connection with trading stock, is a violation of securities laws in the U.S. and many other countries, and is subject to civil and criminal penalties.

In addition to the general prohibition against trading on inside information, Ionics has a policy that prevents directors and officers and any employees with access to quarterly or annual financial results from buying or selling Ionics stock during certain "quiet periods" which commence on the beginning of the fifth business day prior to the end of each financial quarter and end at the close of business on the second day after the day the Company's earnings are released to the press.

PROTECTING COMPANY INFORMATION

During the course of your employment, you may come in contact with various types of confidential, proprietary information belonging to the Company or its customers, including information about its technology, customers, operations, finances, strategies, business prospects, and the Company's or its customers' affairs generally. Not only does this information make up an important part of the Company's assets, but unauthorized disclosure can do serious harm to a publicly-traded company like Ionics.

Employees are prohibited from disclosing confidential information about Ionics to another person, whether inside or outside the Company, except as authorized by the Company or as clearly necessary to perform your job responsibilities. This prohibition includes the discussion of non-public information about Ionics with friends, family, in electronic "chat rooms," or in any other way.

In the event you need to disclose confidential information to others within the Company, please remind them of its confidential nature. If confidential information has been entrusted to Ionics by an outside party, you may disclose it only with the outside party's consent. You should ensure that appropriate safeguards against misuse are in place anytime you disclose confidential Ionics or third-party information to someone outside the Company.

You are prohibited from using for your personal gain or benefit, or for any non-legitimate business purpose, any confidential information of the Company, or confidential information of outside parties entrusted to the Company.

The improper disclosure or use of confidential information may violate securities and other laws and result in serious legal difficulties for you, Ionics, and the person to whom you make the disclosure. If you are unsure whether certain information is confidential, please seek guidance from an appropriate manager or from Ionics' General Counsel or Chief Financial Officer.

Any subpoenas or other official requests for information regarding the Company or its operations should be referred immediately to our General Counsel. Requests for information about current or former employees should be referred to the Human Resources Department.

CORPORATE OPPORTUNITIES

Employees, officers, and directors of the Company are prohibited from:

- taking for themselves personally opportunities that are discovered or obtained through the use of Ionics' property or confidential information, or as a result of their positions with the Company

- using in any manner Ionics' property, confidential information, or their positions with the Company for personal gain

-    competing with the Company.

These prohibitions arise from the duty of the employees, officers and directors to advance Ionics' legitimate interests when the opportunity to do so arises.

SAFEGUARDING COMPANY PROPERTY

Employees must take reasonable steps to preserve and protect Company property, and must not take Company property or use it for any purpose other than Ionics business. This restriction extends to the use of telephones, copy machines, and fax, mail, courier, and Internet services. Your supervisor may allow limited exceptions to this policy so long as your use of Company property does not entail significant cost to the Company or otherwise adversely affect Ionics' interests.

Ionics owns all documents on the Company's computer network and individual PC's and all messages transmitted through the Company's electronic equipment and systems. Ionics reserves the right to access the Company's computers, voice mail, electronic mail, and similar systems.

INTELLECTUAL PROPERTY RIGHTS

Employee inventions and other intellectual property developed by employees that relate to Ionics' business or to your work for the Company are the property of Ionics and must be assigned to the Company.

You are also expected to respect the valid intellectual property rights of others. You should not use or disclose confidential proprietary information of a former employer. You should refrain from infringing any valid patent or other intellectual property right of another party. Where there is a question as to the validity or scope of a patent or other right, the General Counsel should be consulted.

SOFTWARE COPYRIGHTS AND LICENSES

Software is generally protected by copyright and by license agreements which prohibit making copies other than backup copies for archival purposes. Employees are prohibited from making unauthorized copies of Company software (see Standard Practice Instruction A-13). You are also prohibited from using unauthorized copies of software on Company premises or computers or in the performance of work for the Company, regardless of where you obtained the software. Violations of U.S. copyright laws are subject to civil and criminal penalties. Questions regarding your right to use a particular software program should be addressed to the Manager of Information Systems.

ACCURATE BOOKS, RECORDS AND INFORMATION

Ionics maintains a financial accounting system to properly record and control all financial transactions of the Company. Any improper or illegal use of the Company's assets or credit or misuse of the accounting system will not be tolerated. The following guidelines have been established to ensure the integrity of the Company's financial records.

- All timecards, expense reports and similar documents submitted to the Company must be complete, accurate and truthful.

- Company funds and assets are not allowed to be used for any illegal, prohibited or improper purpose.

- All financial transactions shall be accurately and honestly reflected in the Company's accounting records. No entity, fund or asset shall be established, created or maintained without being properly reflected in the Company's books and records.

- No false or artificial entries shall be made in the Company's books and records for any reason, and no employee shall engage or participate in any arrangement that results in false entries in the Company's books and records.

- No payment shall be approved or made on the Company's behalf with the intention, knowledge or awareness that any part of it will be used for any purpose other than as described in the documents supporting the payment. Every payment shall be supported by documentation that accurately reflects its purpose.

Employees shall not withhold or conceal information from, or provide false or misleading information to, the Company's directors, officers, legal counsel, internal auditors, independent public accountants, or any other person authorized by the Company's senior management to receive such information.

See Ionics' Policy on Business Practice (Standard Practice Instruction A-10R7.)

COMPLIANCE WITH APPLICABLE LAW

     The Company's employees, officers and directors have the responsibility of complying with all applicable laws, rules and regulations in the conduct of their duties and responsibilities on behalf of the Company. Any employee who is aware of a violation or threatened violation of laws, rules or regulations should immediately notify the General Counsel. See "REPORTING VIOLATIONS."

COMPLIANCE WITH SECURITIES LAWS

The Company's Chief Executive Officer and Chief Financial Officer, or other persons responsible for performing those functions, have responsibility for the Company's compliance with all securities laws, rules and regulations. All reports and documents filed with or submitted to the Securities and Exchange Commission (SEC) and all other disclosures to the public shall meet all legal requirements and shall be full, fair, accurate, timely and understandable. In fulfilling these responsibilities, such officers are also responsible for the Company's establishment and maintenance of adequate disclosure controls and procedures in accordance with SEC requirements. Although these officers have ultimate responsibility for such compliance, all employees of the Company are responsible for working toward and promoting full, fair, accurate, timely and understandable disclosure by the Company in its filings with the SEC and generally in its public communications.

Any employee who is aware of a violation or threatened violation of securities laws, rules or regulations or of accounting or auditing inadequacies or irregularities should immediately notify the General Counsel. See "REPORTING VIOLATIONS."

ILLEGAL AND IMPROPER PAYMENTS

Employees are prohibited from offering or making undercover or improper payments such as bribes, kickbacks or payoffs to any government official, political candidate, political party, or party official, inside or outside the U.S., in connection with obtaining or retaining business for the Company. This applies to all types of payments, whether in the form of cash, commission, subcontract payment, gift, or other form of inducement. Government-owned companies such as Pemex and certain international organizations such as the World Bank are treated as government entities for purposes of determining whether a payment is prohibited.

You are likewise prohibited from making payments to intermediaries with knowledge that they will be passed on to a government official. Payments made to intermediaries or subcontractors must be for services rendered within the scope of the work they have undertaken and must be openly accounted for. Payments should never be made directly to individuals' or companies' bank accounts in countries other than where they live or do business, without first obtaining authorization from Ionics' Chief Financial Officer or General Counsel.

Please inform the General Counsel if you receive a request for a payment that could be prohibited by this policy. Bribes and similar payments to government officials are prohibited under the laws of the U.S. and most other countries. Payments (both direct and indirect) to government officials, political candidates, political parties, and party officials outside the U.S. to obtain business for the Company (including its U.S. and non-U.S. subsidiaries and affiliates) also violate the U.S. Foreign Corrupt Practices Act, which imposes both civil and criminal sanctions on the individuals and entities involved.

Employees are also prohibited from making bribes, kickbacks, payoffs or similar undercover payments to any individual in order to obtain commercial (non-governmental) business for the Company, unless such payment is legal and is expressly authorized by Ionics' Chief Financial Officer and its General Counsel.

In some areas of the world, government officials may require the Company or an employee to make a minor payment to the official, a political party, or a party official in order to obtain or expedite the performance of a routine governmental action, such as the issuance of a permit, license or visa, the provision of utilities or police protection, the scheduling of inspections, or the like. While such payments are contrary to our preferred way of doing business and should be avoided whenever possible, they are permitted in areas where they appear to be necessary and are not illegal, so long as they are minor in amount and are properly accounted for. The exceptions described in this paragraph do not include direct or indirect payments to obtain government business for the Company or its affiliates.

For additional guidance please refer to Ionics' Policy on Business Practice (Standard Practice Instruction A-10R7).

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ANTITRUST AND FAIR COMPETITION

Antitrust and fair competition laws have been enacted in response to monopolistic and unfair trade practices, in order to foster fair competition and to prevent artificial economic restraints. The laws are complex and are not easily understood, even by experienced lawyers. They cover both U.S. and foreign transactions.

Antitrust violations include agreements, arrangements and understandings among competitors with respect to proposals, bids, pricing, terms of sale, volumes of production, sources of supply, channels of distribution, and allocation of products, territories and customers. Employees are prohibited from discussing prices, distribution practices, customers, product development, or Company plans or activities with any competitor. Certain activities by trade associations are also prohibited.

There are other sensitive areas around which you should exercise caution, including exclusive dealing arrangements, conditioning the sale of one product or service on the purchase of another (tie-ins), reciprocal dealing, group boycotts, discrimination in prices or services offered to customers, termination of existing distributors, and unfair methods of competition.

Violations of antitrust and fair competition laws could result in restrictions on the Company's operations and other civil and criminal penalties against the Company and individuals. The General Counsel should be consulted before taking any action which raises any concerns under these laws.

EXPORT RESTRICTIONS

U.S. Export Administration Regulations control the export of U.S. technology, whether in the form of tangible commodities, software, services, technical data, or information that may provide a foreign individual, company or country with "know-how" not generally available to the public. Export regulations apply to:

-    sending or carrying a commodity containing U.S. technology outside the U.S.

- performing services outside the U.S. using nonpublic technical data or expertise acquired in the U.S.

- sending or carrying documents or transmitting electronic signals containing nonpublic technical data outside the U.S.

- transferring nonpublic technical data to a foreign national within the U.S. through documents, electronic transmissions, conversations, training, or visual inspections

- transferring nonpublic technical data outside the U.S. through conversations, training, or visual inspections

- returning goods to their country of origin after performing repairs in the U.S.

Before sending or carrying technology-related commodities, software or documents outside the U.S., or conveying nonpublic know-how to a foreign national or to someone outside the U.S., be sure that, under the Export Administration
Regulations:

- a license is not needed for the export of that type of technology to the particular country of destination (or, if a license is needed, it has been obtained)

- the country of destination is not subject to U.S. embargo or other special controls

- neither the recipient individual or company nor anyone else involved in the transaction is named on the Denied Persons List

-    the intended end use is not one prohibited by the regulations

-    all shipping documents comply with the regulations

-    all record-keeping requirements are being met.

U.S. export controls apply not only to the initial export of a commodity or technical know-how from the U.S., but also to its subsequent re-export by the initial recipient. It includes the export from foreign countries of foreign-made commodities based on U.S. know-how. Once the Company exports a controlled commodity or know-how, it will be held responsible for subsequent illegal re-exports. It is therefore important not only that the initial export conform to the regulations but also that the Company take reasonable precautions to ensure that its customer will not re-export the commodity or know-how (even if incorporated into a foreign-made final product) except as permitted by U.S. regulations.

Subject to certain narrow exceptions, is illegal to ship U.S. products to countries that are subject to U.S. embargo, which as of the date of this publication include North Korea, Cuba, Libya, Iran, Iraq, and in certain cases Sudan and Syria. Certain restrictions apply to other countries, as well. Before making any shipment destined to a country that has strained relations with the U.S. or to a country to which we have not previously exported products, consult our General Counsel to ensure that all requirements have been met.

There are severe penalties to individuals and companies who violate export regulations or embargoes. If you have questions regarding regulatory requirements, please consult the General Counsel.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Employees are encouraged to participate on an individual basis in the political process. However, any political activities you engage in must be on your own time and at your own expense. The Company will not reimburse you for contributions to political candidates or parties.

Political contributions by the Company are regulated and often prohibited by U.S. federal and state laws and foreign laws, and may also be against Company policy. You must therefore obtain the written approval of the CEO and the General Counsel before making any political contribution on behalf of the Company. This policy includes not only direct financial support of a political candidate or party but also the purchase of tickets to dinners and other fund-raising events, the use of Company-owned or leased property, and the bearing of any costs (such as labor or postage) in support of a candidate or party.

BOYCOTT REQUESTS

U.S. law prohibits the Company, including its U.S. and non-U.S. subsidiaries, from taking any action or entering into any agreement or providing any information in furtherance or in support of a foreign boycott directed against a country friendly to the U.S. In addition, we are required to report to the government any boycott related request we receive, even if we refuse to comply with it.

Following are examples of the types of activities we are prohibited from engaging in for boycott related reasons:

- refusing to do business with a blacklisted firm or with firms in a boycotted country

- furnishing information concerning race, religion, sex or national origin, or discriminating on such bases

- furnishing information concerning business relationships with blacklisted firms or with firms in boycotted countries

- entering into a contract which requires us to comply with the laws of a boycotting country

- entering into a contract which prohibits us from doing business with blacklisted firms or with firms in a boycotted country, or which requires us to discriminate impermissibly.

Any contracts, requests for proposal, letters of credit, or other documents involving the countries of Bahrain, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates or Yemen should be reviewed by the General Counsel's office before signing, submitting a proposal, or taking other action.

The receipt of any document or request containing language that could be boycott-related should be reported immediately to the General Counsel's office. Refrain from signing any such document and from taking any action in response to any such document or request (such as submitting a proposal, accepting a letter of credit, or providing information) until you have received clearance from the General Counsel's office. (See Standard Practice Instruction A-12R2.)

FAIR EMPLOYMENT PRACTICES

Employees are expected to comply with all laws related to employment, including those dealing with wages and hours, labor relations, equal employment opportunity, employee benefits, sexual harassment, and similar matters.

Ionics recognizes that its future success depends on continuing to develop and utilize the full range of human resources available to the Company. To this end, the Company affords equal employment opportunity to qualified individuals regardless of their race, color, religion, national origin, sex, age, marital status, or sexual orientation, and it honors the employment rights of individuals with disabilities. The Company will not tolerate any form of sexual harassment (see Standard Practice Instruction D-12R1).

Employees are expected to cooperate in fostering a work environment that supports the principles of tolerance and respect among our diverse workforce.

HEALTH, SAFETY AND THE ENVIRONMENT

Ionics conducts its operations with the highest regard for the health and safety of its employees and the protection of the general public and the environment. In these practices, the Company and all employees will make every effort to comply with both the letter and the spirit of all applicable laws, including the Occupational Safety and Health Act (OSHA) and the Resource Conservation and Recovery Act (RCRA). Employees are also required to comply with all health, safety and environmental standards adopted by the Company. If you have a question about health, safety or environmental compliance, please contact the Corporate Director of Environmental, Health and Safety.

Employees are not permitted to consume or to be under the influence of alcohol or illegal drugs on Company premises or during work hours or while on Company business (other than the moderate consumption of alcohol during social functions). The use, possession or sale of illegal drugs is strictly prohibited on Company premises (indoor or outdoor) or in Company-owned or leased vehicles. The Company's Drug-Free Workplace Policy (Standard Practice Instruction D-10) is available from the Human Resources Department.

GETTING HELP

Anytime you have a question regarding business conduct or practices, you are encouraged to discuss the matter with your supervisor, Ionics' General Counsel, or another Ionics manager before you take any action that could jeopardize your position or the interests of the Company.

REPORTING VIOLATIONS

Compliance with Ionics' Code of Conduct and the maintenance of ethical standards is the responsibility of all Ionics employees. Each of us is responsible not only for our own conduct but also for promptly reporting any violations of which we are aware. Failure to promptly report a violation is itself a violation of the Code of Conduct.

If you are aware of a suspected violation of the Code of Conduct or of any other illegal or unethical conduct, you should promptly report the matter to your immediate supervisor, a more senior manger, or the General Counsel. If you believe a supervisor or manager is engaged in improper conduct, or that a supervisor or manager is not properly addressing your complaint, you should report the matter directly to the General Counsel.

Employees are required to promptly report directly to the General Counsel any conduct or threatened conduct that the employee believes may be a securities law violation, securities fraud, fraud against shareholders, wire fraud, mail fraud, or bank fraud (including accounting or auditing inadequacies or irregularities).

Any supervisor or manager who is advised of an actual or suspected violation of the Code of Conduct should promptly and appropriately address the issue and/or notify a more senior manager or the General Counsel. Any notice of possible securities law violations, securities fraud, fraud against shareholders, wire fraud, mail fraud, bank fraud, or accounting or auditing inadequacies or irregularities should be passed on immediately to the General Counsel.

Reports of suspected violations may be made on an anonymous basis. The Company will protect employees against retaliation for honestly reporting to the Company any conduct which they believe may be unlawful, unethical, or a violation of this Code of Conduct. The Company will also protect employees against retaliation for exercising legally protected rights to report misconduct to the government or to assist in government investigations or proceedings. See "PROHIBITION AGAINST RETALIATION."

Reports of suspected violations can be made by mail, fax, telephone or email to:

     Stephen Korn
     General Counsel
     Ionics, Incorporated
     65 Grove Street
     Watertown, MA 02472
     Fax: 617-926-8691
     Telephone:  617-673-4450
     Email:  skorn@ionics.com

Reports should be in sufficient detail to enable the Company to investigate and address the problem.

The General Counsel must report any evidence of material violations of securities law or breaches of fiduciary duty, accounting or auditing inadequacies or irregularities, or similar violations to the Chief Executive Officer of the Company. If the General Counsel is not satisfied that such matters are being adequately and timely addressed, he must report his concerns to the Audit Committee of the Board of Directors.

PROHIBITION AGAINST RETALIATION

Any employee who is aware of a violation of this Code of Conduct is required to promptly report the violation to the employee's supervisor, a more senior manager, or the General Counsel. (See "REPORTING VIOLATIONS.") Managers, supervisors and other employees are prohibited from retaliating against any employee for the good faith reporting of actual or suspected violations of the Code of Conduct to the Company.

Certain federal laws prohibit retaliation against employees who disclose information to the US Government or cooperate or assist in US government investigations and proceedings regarding violations of securities laws, securities fraud, fraud against shareholders, wire fraud, mail fraud, or bank fraud. Federal law also prohibits retaliation against employees who report such matters to Company supervisors or managers or other persons appointed by the Company to receive reports of misconduct or to conduct investigations. Employees are expected to report actual or suspected violations to the appropriate persons within the Company and to discuss the matter with the General Counsel before providing information to the government, and any government requests for information potentially related to violations of the law should be reported immediately to the General Counsel unless the employee has been directed by a government official not to do so.

Managers, supervisors and other employees are prohibited from retaliating against any employee for disclosing to appropriate Company representatives or to US regulatory or law enforcement officials or members of Congress or congressional committees information the employee honestly believes relates to a securities law violation, securities fraud, fraud against shareholders, wire fraud, mail fraud or bank fraud, or for the employee's cooperation and assistance in Company or government investigations or government proceedings related to such matters.

Prohibited acts of retaliation include discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against employees who report actual or suspected misconduct. Persons who retaliate against employees in violation of federal law may in certain circumstances be subject to personal civil liability and criminal penalties, including fines and incarceration. The General Counsel's approval should be obtained before you take any adverse employment action against an employee you know or suspect has reported or intends to report misconduct to a Company supervisor, manager, officer, director or appointed representative or to a governmental official or body.

DISCIPLINARY ACTION

Employees are expected to carry out their duties in a lawful and ethical manner, whether or not a particular situation is addressed in the Code of Conduct or covered by a specific Company policy. See "OUR ETHICS AT WORK" and "GETTING HELP." Anyone who engages in illegal or unethical conduct or who violates Company policy will be subject to appropriate disciplinary action, which could include termination of employment without notice. Violation of certain laws and regulations could lead to criminal prosecution of individuals by the Government, with convictions resulting in fines and imprisonment.

WAIVERS

No waiver of any provision of Ionics' Code of Conduct can be made with respect to any director or executive officer of Ionics other than by the Board of Directors or by a Committee of the Board of Directors responsible for the oversight of the type of matter for which a waiver is being sought. Any waiver so granted must be provided in writing and be disclosed promptly by Ionics to its stockholders. The Board of Directors will promptly cause the Company to disclose to its stockholders any substantive amendments to this Code of Conduct, as well as all waivers granted to directors or executive officers. Such disclosure shall be made on the Company's website (www.ionics.com) under the Governance caption as prescribed by the SEC.